Exhibit 99.2

CONTACT:	Michal D. Cann Rick A. Shields 360.679.312	President & CEO SVP & CFO	CORPORATE INVESTOR RELATIONS 5333 — 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com
NEWS RELEASE

WASHINGTON BANKING COMPANY INCREASES CASH DIVIDEND BY 14%
OAK HARBOR, WA – February 1, 2006 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has increased its quarterly cash dividend by 14%, to $0.0625 per common share. The next dividend will be paid on February 28, to shareholders of record on February 13, 2006. The company has paid a cash dividend every quarter since its initial public offering in 1998.
Earlier today, Washington Banking Company announced results for the fourth quarter and full year 2005. Net income increased 21% and 53%, respectively. Earnings per diluted share were $0.32 for the quarter ended December 31, 2005, compared to $0.26 in the same quarter last year. For the year, diluted earnings per share were $1.26, from $0.83 per diluted share in 2004.
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, the capability to continue to pay cash and stock dividends, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) competitive pressure among financial institutions; (4) legislation or regulatory requirement; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
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NOTE: Transmitted on Business Wire at 3:30 am PST, February 1, 2006.